TERM SHEET

Proposed Modification to Definitive Agreement

The following Term Sheet is intended to modify and clarify provisions of the Definitive Agreement between ThyroTec, LLC and CLX Medical, Inc., previously executed September 8th 2008.

The following provisions are hereby added to the Definitive Agreement and are hereby incorporated therein:

1.

The Closing is hereby extended to October 31, 2008.

2.

The Terms of the Purchase are modified to include:

A.  Issuance to ThyroTec of Series C Convertible Preferred Shares of CLXN convertible into 15% of the total, fully-diluted CLXN equity after taking into account all equity or equity equivalents issued at closing, including but not limited to: equity or equivalents issued as part of the current $2 million fund raising and all equity or equivalent securities issued to existing shareholders, management and related parties, but not less than 750,000 shares of Series C Preferred.

B.  A note in the amount of $750,000 at 6% interest for a term of 30 months secured by the assets of the corporation.  Repayment of the note will be interest-only payable quarterly for the first 12 months, then interest plus 1/6 of the principal for the next 6 quarters.  There will be no penalty for prepayment of any portion of this note.

C.  During the period of the note or until the principal is paid in full; CLXN agrees to pay to ThyroTec a royalty of 10% of net sales (gross sales less CGS).

3.

An escrow shall be established into which the Technology, the $750,000 note and the 750,000 shares of Series C Preferred Shares shall be deposited.  The opening of the Escrow shall be considered the Closing.

4.

During the escrow period, CLX shall have access to the Technology for executing its business purposes.

5.

The escrow shall remain open for a period not to exceed 6 months.

6.

During the escrow period, CLX shall be required to raise a minimum of $500,000 to be used for marketing and distribution of the Technology.  Upon completing the aforementioned capital raise, the Escrow shall be terminated with the Series C shares and the $750,000 note being released to ThyroTec and the Technology being transferred to CLX without recourse.

7.

If $500,000 of the capital raise is not concluded by the end of the escrow period or if CLX fails to repay the note in the amount of $750,000 within the 30 month term, ThyroTec shall have the option of canceling the transfer of the Technology to CLX.

8.

In the event ThyroTec elects to cancel the Technology transfer for failure on the part of CLX to raise the capital, ThyroTec shall receive 75,000 shares of Series C Preferred Shares from escrow as consideration for CLX having had access to the Technology during the escrow period.

9.

 Upon agreeing to this Term Sheet, CLX will complete the clean-up process and reverse split the stock.

The above terms and modifications to the Definitive Agreement are accepted and hereby incorporated into the Definitive Agreement.

By:

THYROTEC, LLC

         CLX MEDICAL, INC.

/s/ James Small

           /s/ Vera Leonard

By: James Small

By: Vera Leonard

Its: President & CEO

           Its: President & CEO